Exhibit 99.1

JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us..

Date: October 31,2013

GATES VENTURES, LLC

By:	*
Name:	Alan Heuberger
Title:	Attorney-in-fact for Michael Larson,
Manager(1)

WILLIAM H. GATES III

By:	*
Name:	Alan Heuberger
Title:	Attorney-in-fact(2)

*By:	/s/ Alan Heuberger
Alan Heuberger

(1)  Duly authorized under Special Limited Power of Attorney appointing Alan Heuberger attorney-in-fact, dated October 11, 2013, by and on behalf of Michael Larson, attached hereto as Exhibit 99.2.

(2)  Duly authorized under Special Limited Power of Attorney appointing Alan Heuberger attorney-in-fact, dated August 12, 2008, by and on behalf of William H. Gates III, attached hereto as Exhibit 99.3.